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                                                                    EXHIBIT 23.1

                        (MASSELLA ROUMBOS LLP LETTERHEAD)
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                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders:
Availent Financial, Inc.
Dallas, Texas

We have audited the accompanying consolidated balance sheet of Availent Financial, Inc. (formerly SeaCrest Industries Corporation) and Subsidiaries (the "Company") as of December 31, 2002 and the related consolidated statements of income and comprehensive loss, stockholders' deficiency, and cash flows for the year ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Availent Financial, Inc. and Subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has recurring consolidated losses from operations, has a shortage of cash flow which has precluded it from filing and paying required payroll tax returns, and is in violation of certain covenants related to the warehouse lending line of credit. Additionally, the Company has not maintained its net worth requirements and annual reporting requirements in order to maintain its Federal Housing Authority Mortgage lending certification. These conditions raise substantial doubt about their ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The consolidated financial statements for the year ended December 31, 2001 were audited by another independent auditor whose report dated March 6, 2002 expressed an unqualified opinion on those statements, which was subsequently restated as of February 12, 2003.




MASSELLA ROUMBOS LLP
JERICHO, N.Y.
MARCH 1, 2003, EXCEPT FOR NOTE 23, AS TO WHICH THE DATE IS APRIL 14, 2003.